EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-43675, 333-04042, 333-69479, 333-80009, 333-61096, 333-86748, 333-114597, 333-124246, and 333-124248) on Forms S-8 and registration statements (Nos. 333-49019, 333-69453, 333-76332, and 333-147694) on Forms S-3 of Wilmington Trust Corporation and subsidiaries (the Corporation) of our reports dated February 29, 2008, with respect to the consolidated statements of condition of the Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Corporation.
Our report dated February 29, 2008, on the consolidated statements of condition of the Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 refers to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
(signed) KPMG LLP

Philadelphia, Pennsylvania
February 29, 2008